Exhibit 23.1

Board of Directors and Shareholders of

Plutus Financial Group Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 3, 2023 in Amendment No. 1 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-276791) with respect to the consolidated balance sheets of Plutus Financial Group Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes included herein.

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

San Mateo, California	WWC, P.C.
February 23, 2024	Certified Public Accountants
PCAOB ID No.1171